EXHIBIT 4(e)























               O. AMES CO. RETIREMENT SAVINGS PLAN
                  (Restatement of May 31, 1995)




























The O. AMES CO. RETIREMENT SAVINGS PLAN (the "Plan") as stated herein is an amendment and restatement of the O. Ames Co. Savings
Plan as in effect on January 1, 1994.

The provisions of the Plan are subject to a determination by the Internal Revenue Service that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. It is further intended that the Plan also conform to the requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time.












































ARTICLE 1
                         DEFINITIONS . . . . . . . . . . . . . .1
     1.1  "Accounts" . . . . . . . . . . . . . . . . . . . . . .1
     1.2  "Affiliated Employer". . . . . . . . . . . . . . . . .1
     1.3  "Average Contribution Percentage". . . . . . . . . . .1
     1.4  "Average Deferral Percentage". . . . . . . . . . . . .1
     1.5  "Beneficiary". . . . . . . . . . . . . . . . . . . . .1
     1.6  "Board". . . . . . . . . . . . . . . . . . . . . . . .1
     1.7  "Break in Service" . . . . . . . . . . . . . . . . . .1
     1.8  "Code" . . . . . . . . . . . . . . . . . . . . . . . .2
     1.9  "Committee". . . . . . . . . . . . . . . . . . . . . .2
     1.10 "Compensation" . . . . . . . . . . . . . . . . . . . .2
     1.11 "Contribution Percentage". . . . . . . . . . . . . . .2
     1.12 "Deferral Percentage". . . . . . . . . . . . . . . . .3
     1.13 "Disability" . . . . . . . . . . . . . . . . . . . . .3
     1.14 "Effective Date of this Restatment". . . . . . . . . .3
     1.15 "Eligible Employee". . . . . . . . . . . . . . . . . .3
     1.16 "Eligibility Service". . . . . . . . . . . . . . . . .3
     1.17 "Employee" . . . . . . . . . . . . . . . . . . . . . .3
     1.18 "Employer" . . . . . . . . . . . . . . . . . . . . . .3
     1.19 "Employer Account" . . . . . . . . . . . . . . . . . .3
     1.20 "Employer Matching Contribution" . . . . . . . . . . .3
     1.21 "Employement Commencement Date". . . . . . . . . . . .4
     1.22 "Entry Date" . . . . . . . . . . . . . . . . . . . . .4
     1.23 "ERISA". . . . . . . . . . . . . . . . . . . . . . . .4
     1.24 "Family Member". . . . . . . . . . . . . . . . . . . .4
     1.25 "Fund" . . . . . . . . . . . . . . . . . . . . . . . .4
     1.26 "Funding Agent". . . . . . . . . . . . . . . . . . . .4
     1.27 "Highly Compensated Employee". . . . . . . . . . . . .4
     1.28 "Hour of Service". . . . . . . . . . . . . . . . . . .6
     1.29 "Leased Employee". . . . . . . . . . . . . . . . . . .6
     1.30 "Limitation Year". . . . . . . . . . . . . . . . . . .6
     1.31 "Loan Account" . . . . . . . . . . . . . . . . . . . .6
     1.32 "Named Fiduciary". . . . . . . . . . . . . . . . . . .6
     1.33 "Nonhighly Compensated Employee" . . . . . . . . . . .6
     1.34 "Normal Retirment Age" . . . . . . . . . . . . . . . .6
     1.35 "Participant". . . . . . . . . . . . . . . . . . . . .6
     1.36 "Period of Service". . . . . . . . . . . . . . . . . .6
     1.37 "Plan" . . . . . . . . . . . . . . . . . . . . . . . .6
     1.38 "Plan Sponsor" . . . . . . . . . . . . . . . . . . . .7
     1.39 "Plan Year". . . . . . . . . . . . . . . . . . . . . .7
     1.40 "Predecessor to this Plan" . . . . . . . . . . . . . .7
     1.41 "Pretax Account" . . . . . . . . . . . . . . . . . . .7
     1.42 "Pretax Contribution". . . . . . . . . . . . . . . . .7
     1.43 "Qualified Nonelective Contributions". . . . . . . . .7
     1.44 "Reemployment Date". . . . . . . . . . . . . . . . . .7
     1.45 "Rollover Account" . . . . . . . . . . . . . . . . . .7
     1.46 "Rollover Contribution". . . . . . . . . . . . . . . .7
     1.47 "Service". . . . . . . . . . . . . . . . . . . . . . .7
     1.48 "Severance from Service Date". . . . . . . . . . . . .7
     1.49 "Spouse" . . . . . . . . . . . . . . . . . . . . . . .8
     1.50 "Termination". . . . . . . . . . . . . . . . . . . . .8
     1.51 "Valuation Date" . . . . . . . . . . . . . . . . . . .8
     1.52 "Vesting Service". . . . . . . . . . . . . . . . . . .8
     1.53 "Year of Service". . . . . . . . . . . . . . . . . . .8



ARTICLE 2
                    SERVICE COUNTING RULES . . . . . . . . . . .9
     2.1  Hour of Service. . . . . . . . . . . . . . . . . . . .9
     2.2  Service. . . . . . . . . . . . . . . . . . . . . . . .9

ARTICLE 3
                         ELIGIBILITY . . . . . . . . . . . . . 10
     3.1  Eligibility. . . . . . . . . . . . . . . . . . . . . 10
     3.2  Eligibility Upon Reemployment. . . . . . . . . . . . 10
     3.3  Notification of Eligibility to
          Particpate and Entry into Plan . . . . . . . . . . . 10

ARTICLE 4
                    PRETAX AND ROLLOVER CONTRIBUTIONS. . . . . 11
     4.1  Pretax Contributions . . . . . . . . . . . . . . . . 11
     4.2  Change of Contribution Level . . . . . . . . . . . . 12
     4.3  Suspension of Contributions. . . . . . . . . . . . . 12
     4.4  Manner of Contributions. . . . . . . . . . . . . . . 12
     4.5  Remittance and Allocation of
          Pretax and After-Tax Contributions . . . . . . . . . 12
     4.6  Rollover Contributions . . . . . . . . . . . . . . . 12

ARTICLE 5
                    EMLOYER CONTRIBUTIONS. . . . . . . . . . . 14
     5.1  Employer Contributions . . . . . . . . . . . . . . . 14
     5.2  Remittance and Allocation of Employer Contributions. 14
     5.3  Forfeitures of Employer Contributions. . . . . . . . 14

ARTICLE 6
NONDISCRIMINATION REQUIREMENT AND MAXIMUM ANNUAL ADDITIONS      15. . .
     6.1  Nondiscrimination Requirements
          for Pretax Contributions . . . . . . . . . . . . . . 15
     6.2  Excess Pretax Contributions. . . . . . . . . . . . . 15
     6.3  Family Aggregation Rules for Pretax Contributions. . 16
     6.4  Nondiscrimination Requirements for Employer
          Matching Contributions . . . . . . . . . . . . . . . 16
     6.5  Excess Employer Matching Contributions . . . . . . . 17
     6.6  Family Aggregation Rules for Employer. . . . . . . . 17
          Matching Contribuitons . . . . . . . . . . . . . . . 18
     6.7  Additional Nondiscrimination Limitation. . . . . . . 18
     6.8  Level Method . . . . . . . . . . . . . . . . . . . . 19
     6.9  Aggregation of Plans . . . . . . . . . . . . . . . . 20
     6.10 Disaggregation of Plan20 . . . . . . . . . . . . . . .
     6.11 Code Section 415 Limits. . . . . . . . . . . . . . . 20

ARTICLE 7
                         PARTICIPANT ACCOUNTS. . . . . . . . . 22
     7.1  Participant Accounts . . . . . . . . . . . . . . . . 22
     (b)  Rollover Account . . . . . . . . . . . . . . . . . . 22
     (c)  Employer Account . . . . . . . . . . . . . . . . . . 22
          (d) Loan Account . . . . . . . . . . . . . . . . . . 22
     7.2  Allocations to Accounts. . . . . . . . . . . . . . . 22





ARTICLE 8
                    INVESTMENT OF CONTRIBUTIONS. . . . . . . . 24
     8.1  Investment Funds . . . . . . . . . . . . . . . . . . 24
     8.2  Election of Investment Fund for Contributions. . . . 24
     8.3  Change in Election of Investment Fund for
          Future Contributions . . . . . . . . . . . . . . . . 24
     8.4  Change in Election of Investment Fund
          For Past Contributions . . . . . . . . . . . . . . . 25

ARTICLE 9
                      WITHDRAWALS AND LOANS. . . . . . . . . . 26
     9.1  Withdrawals of Pretax and Employer Contributions26 . .
     9.2  Hardship Withdrawals . . . . . . . . . . . . . . . . 26
     9.3  Valuation and Payment Withdrawals. . . . . . . . . . 28
     9.4  Loans. . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE 10
                      ENTITLEMENT TO BENEFITS. . . . . . . . . 31
     10.1 Retirement . . . . . . . . . . . . . . . . . . . . . 31
     10.2 Disability . . . . . . . . . . . . . . . . . . . . . 31
     10.3 Termination of Employment. . . . . . . . . . . . . . 31
     10.5 Vesting on Disposition of Business . . . . . . . . . 31
     10.6 Forfeitures. . . . . . . . . . . . . . . . . . . . . 32
     10.7 Death. . . . . . . . . . . . . . . . . . . . . . . . 32
     10.8 Beneficiary. . . . . . . . . . . . . . . . . . . . . 32
     10.9 Small Payments . . . . . . . . . . . . . . . . . . . 33
     10.10Distributions to an Alternate Payee Under
          Qualfied Domestic Relations Order. . . . . . . . . . 33

ARTICLE 11
                     DISTRUBUTION OF BENEFITS. . . . . . . . . 34
     11.1 Form of Benefit Payment. . . . . . . . . . . . . . . 34
     11.2 Benefit Commencement . . . . . . . . . . . . . . . . 34
     11.3 Minimum Required Distributions . . . . . . . . . . . 34
     11.4 Eligible Rollover Distributions. . . . . . . . . . . 35

ARTICLE 12
          VOTING OF EMPLOYER SECURITIES AND TENDER OFFERS
     12.1 Voting of Shares . . . . . . . . . . . . . . . . . . 37
     12.2 Tender Offers. . . . . . . . . . . . . . . . . . . . 37

ARTICLE 13
                      PLAN ADMINISTRATION
     13.1 Appointment of Committee . . . . . . . . . . . . . . 39
     13.2 Powers and Duties of the Committee . . . . . . . . . 39
     13.3 Actions by the Committee . . . . . . . . . . . . . . 40
     13.4 Interested Committee Members . . . . . . . . . . . . 41
     13.5 Indemnification. . . . . . . . . . . . . . . . . . . 41
     13.6 Conclusiveness of Action . . . . . . . . . . . . . . 41
     13.7 Payment of Expenses. . . . . . . . . . . . . . . . . 41
     13.8 Claim Procedure. . . . . . . . . . . . . . . . . . . 41

ARTICLE 14
                    ESTABLISHMENT OF FUND. . . . . . . . . . . 43
     14.1 Funding Agreement. . . . . . . . . . . . . . . . . . 43


ARTICLE 15
            AMENDMENT, TERMINATION AND MERGER OF THE PLAN. . . 44
     15.1 Right to Amend the Plan. . . . . . . . . . . . . . . 44
     15.2 Right to Terminate the Plan. . . . . . . . . . . . . 44
     15.3 Plan Mergers, Consolidations and Transfers . . . . . 44
     15.4 Amendment of Vesting Schedule. . . . . . . . . . . . 44

ARTICLE 16
                    TOP-HEAVY PLAN REQUIREMENTS. . . . . . . . 46
     16.1 General Rule . . . . . . . . . . . . . . . . . . . . 46
     16.2 Vesting Provision. . . . . . . . . . . . . . . . . . 46
     16.3 Minimum Contribution Provisions. . . . . . . . . . . 47
     16.4 Coordination with Other Plans. . . . . . . . . . . . 47
     16.5 Top-Heavy Plan Definition. . . . . . . . . . . . . . 50
     16.6 Change in 415(e) Limits. . . . . . . . . . . . . . . 50
     16.7 Key Employee . . . . . . . . . . . . . . . . . . . . 50
     16.8 Non-Key Employee . . . . . . . . . . . . . . . . . . 51
     16.9 Collective Bargaining Rules. . . . . . . . . . . . . 51

ARTICLE 17
                         MISCELLANEOUS . . . . . . . . . . . . 52
     17.1 Limitation on Distributions. . . . . . . . . . . . . 52
     17.2 Limitation on Reversion of Contributions . . . . . . 52
     17.3 Voluntary Plan . . . . . . . . . . . . . . . . . . . 52
     17.4 Nonalienation of Benefits. . . . . . . . . . . . . . 53
     17.5 Inability to Receive Benefits. . . . . . . . . . . . 53
     17.6 Missing Persons. . . . . . . . . . . . . . . . . . . 53
     17.7 Limitation of Third Party Rights . . . . . . . . . . 53
     17.8 Invalid Provisions . . . . . . . . . . . . . . . . . 54
     17.9 One Plan . . . . . . . . . . . . . . . . . . . . . . 54
     17.10Use and Form of Words. . . . . . . . . . . . . . . . 54
     17.11Headings . . . . . . . . . . . . . . . . . . . . . . 54
     17.12Governing Law. . . . . . . . . . . . . . . . . . . . 54
























                            ARTICLE 1
                           DEFINITIONS

1.1 "Accounts" shall mean, with respect to any Participant, his Pretax Account, Rollover Account, Employer Account and Loan Account and shall, as to each such Account, include any subaccount established thereunder. "Account" shall mean any one (1) or more of the foregoing "Accounts."

1.2 "Affiliated Employer" shall mean O. Ames Co. and any of its subsidiaries or affiliates, whether or not such entities have adopted the plan, and any other entity which is a member of a "controlled group of corporations," a group under "common control," or an "affiliated service group," all as determined under Code Sections 414(b), (c), (m), (o), or solely for purposes of Section 6.11, the rules set forth in Code Section 415(h), which includes O. Ames Co.

1.3  "Average Contribution Percentage" shall mean, for any Plan
     Year, the average of the ratios determined under Section
     1.14 for (i) the group of Eligible Employees who are Highly
     Compensated Employees and (ii) the group of Eligible
     Employees who are Nonhighly Compensated Employees.

1.4 "Average Deferral Percentage" shall mean, for any Plan Year, the average of the ratios determined under Section 1.15 for
     (i) the group of Eligible Employees who are Highly
     Compensated Employees and (ii) the group of Eligible
     Employees who are Nonhighly Compensated Employees.

1.5 "Beneficiary" shall mean the person or persons, entity or entities (including a trust(s)), or estate that shall be entitled to receive benefits payable pursuant to the provisions of this Plan by virtue of a Participant's death, pursuant to the provisions of Section 10.6.

1.6 "Board" shall mean the Board of Directors of O. Ames Co., except that any action taken by the Board may also be taken by a duly authorized committee of the Board.

1.7 "Break in Service" shall mean a period of at least 12 consecutive months beginning on a Severance from Service Date during which the Employee does not perform an Hour of Service, provided, however, that if a Break in Service does occur, the period of time between the Severance from Service Date and the date on which the Break in Service is deemed to occur will not be considered as Service for purposes of this Plan.

     In the case of an Employee who is absent from work for any period on or after the first day of the first Plan Year beginning after December 31, 1984, by reason of (a) the pregnancy of the Employee, (b) the birth of a child of the Employee, (c) the placement of a child with the Employee in connection with the adoption of such child by the Employee, or (d) the care of a child for a period beginning immediately following such birth or placement, the
12-consecutive month period beginning on the Severance from Service Date shall not constitute a Break in Service.

     In the case of an employee who is absent from work for any period beginning on or after August 5, 1993, because of a leave under the Family and Medical Leave Act of 1993, the period of such absence shall not constitute a Break in Service.

1.8 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.9 "Committee" shall mean the committee of individuals appointed by the chief executive officer to be responsible for the operation and administration of the plan in accordance with the provisions of Article 13.

1.10 "Compensation" shall mean the regular base salary including commissions up to the FICA wage base for the current year, paid to the Employee by the Company before any payroll deductions for taxes or any other purposes and before reductions made pursuant to this Plan. For the purpose of hourly employees, "Base Salary" includes hourly incentives, piece-rate pay, shift differentials and pay for overtime. "Base Salary" does not include management or other bonuses, incentive compensation (including incentive compensation paid on a deferred basis), Employer Matching Contributions under this Plan, or contributions to any other employee benefit plan. "Compensation" shall not include amounts over one hundred thousand dollars ($150,000), as indexed under
     Section 401(a)(17) of the Code, determined on an annual basis.

     Under the family aggregation rules of Section 414(q)(6) of the Code, an Eligible Employee who is a Highly Compensated Employee and a five (5) percent owner or one of the ten (10) most highly compensated employees and his Family Members shall be treated as one Employee for purposes of this
     Section 1.10.

1.11 "Contribution Percentage" shall mean, for any Plan Year, for each Eligible Employee, whose Entry date on which he first became entitled to participate in accordance with Section
     3.3 has occurred, the ratio for each such Eligible Employee of the amount of Employer Matching Contributions, if any, made to the Plan and allocated to such Eligible Employee for such Plan Year in accordance with Articles 4 and 5, to such Eligible Employee's compensation within the meaning of Code
     Section 414(s) for such Plan Year. In determining the Contribution Percentage of a Highly Compensated Employee, all Employer Matching Contributions made on behalf of such Highly Compensated Employee to any plan maintained by an Affiliated Employer shall be aggregated.


1.12 "Deferral Percentage" shall mean, for any Plan Year, for each Eligible Employee, whose Entry Date on which he first became entitled to participate in accordance with Section
     3.3 has occurred, the ratio for each such Eligible Employee of Pretax Contributions, if any, made to the Plan by the Employer on behalf of such Eligible Employee for such Plan Year to such Eligible Employee's compensation (within the meaning of Code Section 414(s) for such Plan Year. In determining the Deferral Percentage of a Highly Compensated Employee, all Pretax Contributions made on behalf of such Highly Compensated Employee to any plan maintained by an Affiliated Employer shall be aggregated.

1.13 "Disability" shall mean a physical or mental condition of such severity and duration as to prevent the Participant from engaging in any occupation or employment for remuneration or profit.

1.14 "Effective Date of this Restatement" shall mean January 1,
     1994.

1.15 "Eligible Employee" shall mean a full-time Employee of an Employer, who is entitled to participate in the Plan upon meeting the requirements in accordance with Section 3.1, other than (a) an Employee whose terms and conditions of employment are the subject of a collective bargaining agreement between an Employer and a collective bargaining agent unless and until participation in the Plan shall have been negotiated for and agreed to in writing by the representatives of such Employer and the collective bargaining agent, (b) a Leased Employee, or (c) an employee who receives a wage or compensation on an hourly or piecework basis (other than a pension, severance pay, retainer or fee under contract).

1.16 "Eligibility Service" shall mean Service as counted for determining an Employee's right to become a Participant in the Plan, as determined in accordance with Article 2.

1.17 "Employee" shall mean any person who is a common-law employee or a Leased Employee of an Affiliated Employer.

1.18 "Employer" shall mean O. Ames Co. and any other Affiliated Employer which, with the consent of the Board,shall adopt this Plan for some or all of its Eligible Employees. "Employer" when used in this Plan shall refer to such adopting entities either individually or collectively, as the context may require.

1.19 "Employer Account" shall mean the account established for a Participant in accordance with Section 7.1.

1.20 "Employer Matching Contribution" shall mean the contributions made by the Employer to the Plan in accordance with Section 5.1(a).

1.21 "Employment Commencement Date" shall mean the date on which an Employee is first credited with an Hour of Service.

1.22 "Entry Date" shall mean the first day of the payroll period coincident with or immediately following January 1, April 1, July 1 and September 1 in every calendar year during which the Plan is in effect.

1.23 "ERISA" shall mean the Employee Retirement Income Security
     Act of 1974 (Public Law No.93-406), as amended from time to time.

1.24 "Family Member" shall mean an individual described in
     Section 414(q)(6)(B) of the Code, except that in determining whether Compensation paid to Family Members exceeds one hundred fifty thousand dollars ($150,000), as indexed under
     Section 401(a)(17) of the Code, the term "Family Member" shall include only the Spouse of the Eligible Employee and any lineal descendants who have not attained age 19 before the close of the Plan Year.

1.25 "Fund" shall mean any fund provided for in a trust arrangement, or a combination of a trust arrangement and one or more insurance company contracts, which is held by a Funding Agent, to which contributions under the Plan on and after the Effective Date will be made, and out of which benefits are paid to Participant or otherwise provided for.

1.26 "Funding Agent" shall mean a trustee or insurance company or any duly appointed successor or successors selected to hold a Fund.

1.27 "Highly Compensated Employee" shall mean an Employee who performs service during the Determination Year and is described in one or more of the following groups in accordance with IRS regulations:

     (a) An Employee who is a five percent (5%) owner as defined in Section 416(i)(1)(iii) of the Code, at any time during the Determination Year or the Look-back Year.

     (b) An Employee who receives Compensation in excess of $75,000 during the Look-back Year. (The $75,000 limitation will be adjusted annually for increases in the cost of living in accordance with Section 415(d) of the Code).

     (c) An Employee who receives Compensation in excess of $50,000 during the Look-back Year and is a member of the top-paid group for the Look-back Year. (The $50,000 limitation will be adjusted annually for increases in the cost of living in accordance with
          Section 415(d) of the Code).


     (d)  An Employee who is an officer within the meaning of
          Section 416(i) of the Code during the Look-back Year and who receives Compensation in the Look-back Year greater than fifty percent (50%) of the dollar limitation in effect under Section 415(b)(1)(A) of the Code, for the calendar year in which the Look-back Year begins. Notwithstanding the foregoing, no more than 50 or, if lesser, the greater of three (3) employees or ten percent (10%) of the Employees shall be treated as officers; provided, however, if no officer is described in this subparagraph (d), then the highest-paid officer for such year shall be treated as herein described.

     (e) An Employee who is (i) described in paragraph (b), (c) or (d) above, and (ii) one of the 100 Employees who receives the most Compensation from the Employer during the Determination Year, when the Determination Year is substituted for the Look-back Year in paragraphs (b),
          (c), or (d).

          A former Employee shall be treated as a Highly Compensated Employee if such former Employee had a separation year prior to the Determination Year and was a Highly Compensated active Employee for either (1) such Employee's separation year or (2) any Determination Year ending on or after the Employee's 55th birthday.

          A separation year is the Determination Year in which the Employee separates from service. Notwithstanding the foregoing, an Employee who separated from service before January 1, 1987, is a Highly Compensated Employee only if he was a fiver percent (5%) owner or received Compensation in excess of $50,000 during (i) the Employee's separation year (or the year preceding such separation year), or (ii) any year ending on or after such Employee's 55th birthday (or the last year ending before such Employee's 55th birthday).

          Notwithstanding anything to the contrary in this Plan, Sections 414(b), (c) (m), (n) and (o) of the Code are applied prior to determining whether an Employee is a Highly Compensated Employee.

     For the purposes of this section,

     (a)  "Compensation" shall mean compensation as defined in
          Section 414(q)(7) of the Code and the regulations thereunder.

     (b) "Determination Year" shall mean the Plan Year for which the determination of who is Highly Compensated is being made.


     (c) "Look-back Year" shall mean the twelve (12) month period preceding the Determination Year.

     (d)  "Top-paid Group" shall mean the top twenty percent
          (20%) of Employees when rated on the basis of Compensation paid during the year. The number of Employees in the group will be determined in accordance with Section 414(q)(8) of the Code.

     The Employer shall have the right to elect to determine Highly Compensated Employees by reference to calendar year Compensation, in accordance with IRS regulations. If the Employer so elects, the Employer must make such election with respect to all other qualified plans it maintains.

1.28 "Hour of Service" shall mean an hour of service calculated in accordance with the provisions of Article 2.

1.29 "Leased Employee" shall mean any person who renders personal services to an Affiliated Employer and who is described in
     Section 414(n)(2) of the Code by reason of providing such services, other than a person described in Section 414(n)(5) of the Code.

1.30 "Limitation Year" shall mean the twelve (12) month period ending on each December 31.

1.31 "Loan Account" shall mean the account established for a Participant in accordance with Section 7.1.

1.32 "Named Fiduciary" shall mean a fiduciary designated as such under the provisions of Article 13.

1.33 "Nonhighly Compensated Employee" shall mean an Eligible
     Employee other than a Highly Compensated Employee.

1.34 "Normal Retirement Age" shall mean the later of:

     (a)  the time a Participant attains age 65, or

     (b) the fifth (5th) anniversary of the time the Participant commences participation in the Plan.

1.35 "Participant" shall mean an Eligible Employee who meets the requirements for participation under Section 3.3 or an Employee or former Employee for whom a Pretax Account, a Rollover Account and/or an Employer Account is maintained. For purposes of Sections 3.1, 4.1, 4.2 and 5.1, the term "Participant" shall not include an Employee who is a Participant solely because a Rollover Account is being maintained on his behalf.

1.36 "Period of Service" shall mean the period of employment during which the Employee is credited with Service under the rules of Article 2.

1.37 "Plan" shall mean the O. Ames Co. Retirement Savings Plan, as embodied herein, and any amendments thereto, and shall also refer to any predecessor plan for which this document is a restatement, and any predecessor plan that has been merged into this Plan.

1.38 "Plan Sponsor" shall mean O. Ames Co.

1.39 "Plan Year" shall mean the period beginning on January 1 and ending on December 31.

1.40 "Predecessor to this Plan" shall mean any plan for which this Plan is a restatement, any plan which has been merged into this Plan or any Predecessor to this Plan, or any other plan sponsored by an entity which became an Affiliated Employer by acquisition or merger, and which adopted this Plan or a Predecessor to this Plan for any of its employees who had been participants in such other plan.

1.41 "Pretax Account" shall mean the account established for a Participant in accordance with Section 7.1.

1.42 "Pretax Contribution" shall mean the contributions that an Employer makes to the Plan on behalf of a Participant in accordance with Section 4.1.

1.43 "Qualified Nonelective Contributions" shall mean the additional contributions, if any, made by an Employer to the Plan pursuant to Sections 6.1 and 6.4 to satisfy the nondiscrimination requirements on Pretax and/or Employer
     Matching Contributions.

1.44 "Reemployment Date" shall mean the first date following a Severance from Service Date on which an Employee performs an Hour of Service.

1.45 "Rollover Account" shall mean the account established for a Participant in accordance with Section 7.1.

1.46 "Rollover Contribution" shall mean the contribution made to this Plan of a distribution from a qualified plan of a former employer, in accordance with Section 4.6.

1.47 "Service" shall mean an Employee's period of employment with an Employer or an Affiliated Employer that is counted as "Service" in accordance with Article 2.

1.48 "Severance from Service Date" shall mean the earlier of (i) the date on which an Employee resigns, retires, is discharged or dies, or (ii) the first anniversary of the first date of a period in which an Employee remains absent from employment (with or without pay) for any reason other than resignation, retirement, discharge or death (for purposes of this clause (ii), an Employee shall not be considered absent from employment during any period in which he is in receipt of salary continuance payments from the Company as a result of illness or disability).

1.49 "Spouse" shall mean the wife of a male Participant or the husband of a female Participant as determined under applicable state law.

1.50 "Termination" shall mean the cessation of active employment with the Employer or an Affiliated Employer.

1.51 "Valuation Date" shall mean the last business day of each calendar quarter.

1.52 "Vesting Service" shall mean Service as counted for determining a Participant's right to vest in his Employer
     Account under Article 7, as determined under the rules of
     Article 2.

1.53 "Year of Service" shall mean a 12-month Period of Service.





































                            ARTICLE 2
                      SERVICE COUNTING RULES

2.1 Hour of Service. An Hour of Service is each hour for which an employee is directly or indirectly paid, or entitled to payment, by an Affiliated Employer.

2.2 Service. Service is an individual's period of employment commencing on his Employment Commencement Date or Reemployment Date, whichever is applicable, and ending on his Severance from Service Date. Service shall also include any period of time beginning on an Employee's Severance from Service Date and ending on the date on which he is next credited with an Hour of Service, provided that such Hour of Service is credited within the 12-consecutive-month period following the date the Employee was first absent from active employment. An Employee's Service as of to January 1, 1994 shall be equal to that Service credited to him under the Plan on December 31, 1993.

     If an Employee who completed less than one Year of Service incurs a Break in Service and if the Break in Service equals to exceeds five years, then, in the event he is reemployed by an Affiliated Company he will be treated as a new Employee for all purposes of this Plan, and the total period of his prior Service will be disregarded. In all other cases, if a former Employee is reemployed by an Affiliated Company, his separate periods of Service will be aggregated for purposes of this Plan on the basis that 12 months of Service (30 days are deemed to be a month in the case of the aggregation of fractional months) or 365 days of Service are equal to a whole year of Service.























                            ARTICLE 3
                           ELIGIBILITY

3.1 Eligibility. An Eligible Employee who was a Participant in the Plan on the Effective Date of this Restatement shall continue to be eligible to participate in the Plan. Each other Eligible Employee shall become eligible to participate in the Plan upon the attainment of age 21 and completion of one (1) Year of Service.

3.2 Eligibility Upon Reemployment. A former Participant or a former Eligible Employee who had met the eligibility requirements of Section 3.1 who is reemployed by the Employer as an Eligible Employee shall be eligible to participate in the Plan as of his reemployment date. An Eligible Employee who had not met the eligibility requirements of Section 3.1 before his Termination shall be eligible to participate in the plan upon satisfaction of the requirements in Section 3.1.

3.3 Notification of Eligibility to Participate and Entry into Plan. The Committee shall notify each Eligible Employee of the eligibility requirements and benefits under the Plan prior to the Entry Date he first becomes entitled to participate. An Eligible Employee (including a former Participant who is reemployed) who has satisfied the eligibility requirements specified in this Article 3 may become a Participant by filing an election to have Pretax Contributions made on his behalf, in accordance with Section
     4.1. Such Eligible Employee's participation shall become effective on the Entry Date coincident with or next following the date on which such Eligible Employee files his election with the Committee or as soon as practicable thereafter. In order to become a Participant, an Eligible Employee shall also be required to make investment elections pursuant to Section 8.2 and to designate a Beneficiary pursuant to Section 10.8.


















                            ARTICLE 4
                PRETAX AND ROLLOVER CONTRIBUTIONS


41. Pretax Contributions. Subject to the provisions of Section 6.1, 6.7, 6.11 and 9.2(e), a Participant may direct the Employer, on forms prescribed by the Committee, to make contributions to the Plan on his behalf of a stated whole percentage of his Compensation. In no event will the contribution exceed eighteen percent (18%) of his Compensation. A Participant's Pretax Contributions to this Plan and any other plan qualified under Code Section 401(k) maintained by an Affiliated Employer shall not exceed seven thousand dollars ($7,000) or such higher amount as may be permitted under Code Section 401(g)(5) for any taxable year.

     If, on or before March 1 of any year, a Participant notifies the Plan Administrator in writing, that all or a portion of the Pretax Contributions made on his behalf is in excess of the dollar limit under Section 402(g)(5) for the preceding taxable year of the Participant, the Plan Administrator shall make a reasonable effort to distribute such excess Pretax Contributions and income allocable to the Participant, but in no event may such distribution be made later than the April 15 following such notification. In the case where the excess Pretax Contributions arose taking into account only Pretax Contributions made to this plan and other plans of an Affiliated Employer, a Participant shall be deemed to have notified the Committee. The income allocable to such excess Pretax Contributions shall include income for the Plan Year for which the excess Pretax Contributions were made and for the period between the end of such Plan Year and the date of the distribution. The income allocable to excess Pretax Contributions shall be determined under the alternative method set forth in Reg.
     Section 1.402(g)-1(e)(5)(iii) and the income for the period between the end of the Plan Year and the date of distribution shall be determined in accordance with the safe harbor method set forth in Reg. Section 1.402(g)-1(e)(5)(iv).
Any amount distributed under this Section 4.1 shall be included in the Participant's Deferral Percentage unless such a Participant is a Nonhighly Compensated
     Employee and such excess arose solely because of excess Pretax Contributions made to this Plan and other plans of an Affiliated Employer.

4.2 Change of Contribution Level. A Participant may, on forms prescribed by the Committee, direct the Employer to change the rate of Pretax Contributions made on his behalf.
     Changes may be made at any time during the Plan Year, but in no event more than four (4) times in any Plan Year, and shall become effective on the Entry Date coincident with or next following the filing of the forms or as soon as practicable thereafter.


4.3 Suspension of Contributions. A Participant may, on forms prescribed by the Committee, direct the Employer to suspend the Pretax Contributions made on his behalf. Suspensions may be made at any time during the Plan Year and shall become effective on the first of the month next following the filing of the forms, provided the forms have been received at least 15 days before the beginning of such next month. A Participant who directs the Employer to suspend the Pretax Contributions made on his behalf may resume such contributions by filing a form prescribed by the Committee. Resumption of contributions shall commence on the Entry Date coincident with or next following a suspension of 90 days or more by filing of the form with the Plan Administrator.

4.4 Manner of Contributions. All Pretax Contributions shall be in the form of Employee-authorized payroll deductions. Such deductions shall be made in whole percentages each payroll period, subject to the change and suspension of contribution provisions of Sections 4.2 and 4.3.

4.5 Remittance and Allocation of Pretax and After-tax Contributions. Pretax Contributions shall be remitted to the Funding Agent by the Employer as soon as practicable, but in no event more than ninety (90) days after the end of the payroll period during which such Contributions are made, and shall be allocated to each Participant's Pretax Account as of the next Valuation Date coincident with or next following the end of the payroll period during which such Contributions are made.

4.6 Rollover Contributions. An Employee of an Employer may, subject to such uniform and nondiscriminatory terms and conditions as may be established from time to time by the Committee, request the Committee to authorize the Funding Agent to accept a rollover of a distribution of the value of the Employee's account or benefit from the qualified plan of a former employer. A Rollover Contribution shall be accepted provided the following conditions are met:

     (a)  the Rollover Contribution to this Plan is in cash;

     (b) the Rollover Contribution does not include any employee contributions;

     (c) the Committee receives a letter from the Employee's former employer stating that the distribution to the Employee is from a plan qualified under Section 401(a) of the Code and that the distribution is being made on account of the Employee's severance of employment;

     (d) the Employee makes a written statement that the Rollover Contribution shall be made to this Plan within sixty (60) days of his receipt of the distribution from the other qualified plan and that the proposed Rollover Contribution, to the best of his knowledge, meets all of the Code requirements for rollover treatment.

     The amount of the Rollover Contribution shall be held in the Participant's Rollover Account. Such Account shall be invested in accordance with Article 8 and shall be adjusted for debits and credits in accordance with Section 7.2.

















































                            ARTICLE 5
                      EMPLOYER CONTRIBUTIONS

5.1  Employer Contributions.

     (a) The Employer shall contribute for each Participant an amount equal to no less than twenty-five percent (25%) of the Participant's Pretax Contributions up to six percent (6%) of the Participant's Compensation. Employer matching contributions in excess of 25% may be made with respect to a Participant's Pretax Contributions up to six percent (6%) of the Participant's Compensation, with respect to a Plan Year at the discretion of the Employer.

     (b) The Employer shall also make any contributions required by Section 10.6.

     (c) The Employer may make additional contributions to the Plan in order to satisfy the limitations on Pretax Contributions under Section 6.1 and on Employer Matching Contributions under Section 6.4, as provided for under Section 6.1 and 6.4, respectively.

5.2 Remittance and Allocation of Employer Contributions. All Employer contributions pursuant to Section 5.1 shall be transmitted to the Funding Agent as soon as practicable after each payroll period during which such contributions are made and shall be allocated as for the next Valuation Date to each Participant's Employer Account.

5.3 Forfeitures of Employer Contributions. Any amounts forfeited by Participants in accordance with Section 10.6 or any forfeitable excess amounts resulting from the limitations in Sections 6.2, 6.5 and 6.7 shall be used by the Employer to reduce its contributions made pursuant to
     Section 5.1.








                            ARTICLE 6
   NONDISCRIMINATION REQUIREMENTS AND MAXIMUM ANNUAL ADDITIONS

6.1  Nondiscrimination Requirements for Pretax Contributions.
     For any Plan Year, the amount of Pretax Contributions must satisfy either subsection (a) or (b) as set forth below:

          (a)  The Average Deferral Percentage for Highly
               Compensated Employees may not exceed one and twenty-five one-hundredths (1.25) times the
               Average Deferral Percentage for Nonhighly
               Compensated Employees.

          (b)  The Average Deferral Percentage for Highly
               Compensated Employees

               (1)  may not exceed two (2) times the Average
                    Deferral Percentage for Nonhighly Compensated
                    Employees, and

               (2)  may not exceed the Average Deferral
                    Percentage for Nonhighly Compensated
                    Employees by more than two (2) percentage points.

     The Committee is empowered to monitor the Plan throughout the plan Year and decrease or suspend the amount of Pretax Contributions by Highly Compensated Employees or any group of Highly Compensated Employees made pursuant to Section
     4.1. Any such decrease or suspension shall also be effective for purposes of determining Employer Matching Contributions to be made pursuant to Section 5.1.

     The Employer may also, in its sole discretion, make Qualified Nonelective Contributions on behalf of Eligible Employees who are Nonhighly Compensated Employees in an amount sufficient to satisfy the nondiscrimination requirements of this Section. Such contributions shall be allocated based on the ratio which each such Eligible Employee's Compensation bears to the total Compensation of all such Eligible Employees for the Plan Year. Such additional contributions, if any, shall be fully vested.

6.2 Excess Pretax Contributions. If for any Plan Year it is determined that the nondiscrimination requirements under
     Section 6.1 are not satisfied:

     (a) certain Highly Compensated Employees shall have the Pretax Contributions made on their behalf reduced retroactively in accordance with the leveling method described in Section 6.8;

     (b) a Highly Compensated Employee who has had the Pretax Contributions made on his behalf reduced under Subsection (a) shall have the amount of such reduction plus any investment earnings allocable to such Pretax Contributions paid in cash. Payment shall be made to him within two and one-half (2 and 1/2) months following the last day of the Plan Year for which the reduction was necessary, if practicable, but in no event later than the last day of the Plan Year following such Plan Year.
          For any Plan Year, the amount of excess Pretax
          Contributions to be distributed to any Participant shall be reduced by the amount of excess deferrals distributed to such Participant in accordance with
          Section 4.1 for the Participant's taxable year ending with or within the Plan Year. The income allocable to such excess Pretax Contributions shall include income for the Plan Year for which the Pretax Contributions were made, determined in accordance with the alternative method set forth in Reg.
Section 1.401(k)-1(f)(4)(ii)(C) and will include income for the period between the end of such Plan Year and the date of the distribution, determined in accordance with the safe harbor method set forth in Reg. Section
1.401(k)-1(f)(4)(ii)(D). Any Employer Matching Contributions attributable to excess Pretax Contributions or excess deferrals (and income allocable to such Employer
          Matching Contributions determined using the same method for determining income on excess Pretax Contributions) shall be forfeited within the period specified immediately above and shall be used to reduce future Employer Contributions under Section 5.1.

6.3 Family Aggregation Rules for Pretax Contributions. The family aggregation rules of Section 414(q)(6) of the Code shall apply to any Eligible Employee who is Highly Compensated and a five (5) percent owner or one of the ten
     (10) most Highly Compensated Employees. The Average Deferral Percentage for the Family Members, which are treated as one Eligible Employee who is Highly Compensated, shall be the Average Deferral Percentage determined by combining the Pretax Contributions and Compensation of all eligible Family Members.

     If the Average Deferral Percentage of a Highly Compensated Employee is determined under the family aggregation rules, excess Pretax Contributions shall be allocated among the Family Members in proportion to the Pretax Contributions of each Family Member that were combined to determine the Average Deferral Percentage rates.

6.4  Nondiscrimination Requirements for Employer Matching
     Contributions,  For any Plan Year, the amount of Employer
     Matching Contributions must satisfy either Subsection (a) or
     (b) as set forth below:

     (a)  The Average Contribution Percentage for Highly
          Compensated Employees may not exceed one and twenty-five one-hundredths (1.25) times the Average
          Contribution Percentage for Nonhighly Compensated
          Employees.

     (b)  The Average Contribution Percentage for Highly
          Compensated Employees

          (1)  may not exceed two (2) times the Average
               Contribution Percentage for Nonhighly Compensated
               Employees, and

          (2) may not exceed the Average Contribution Percentage for Nonhighly Compensated Employees by more than two (2) percentage points.

     The Employer may, in its sole discretion, make Qualified Nonelective Contributions on behalf of Eligible Employees who are Nonhighly Compensated Employees in an amount sufficient to satisfy the nondiscrimination requirements of this Section. Such contributions shall be allocated based on the ratio which each such Eligible Employee's Compensation bears to the total Compensation of all such Eligible Employees for the Plan Year. Such additional contributions shall be fully vested.

6.5  Excess Employer Matching Contributions.  If for any Plan
     Year it is determined that the nondiscrimination requirements under Section 6.4 are not satisfied:

     (a) Certain Highly Compensated Employees shall have their Employer Matching Contributions reduced retroactively in accordance with the leveling method described in Section 6.8.

     (b) Reduced nonforfeitable Employer Matching Contributions plus any investment earnings allocable to such Contributions shall be paid in cash to the Highly
          Compensated Employee. Payment shall be made within two and one-half (2 and 1/2) months following the last day of the Plan Year for which the reduction was necessary, if practicable, but in no event later than the last day of the Plan Year following such Plan Year.

          The income allocable to such reduced nonforfeitable Employer Matching Contributions shall be determined in accordance with the alternative method set forth in Reg. Section 1.401(m)-1(e)(3)(ii)(C) and will include income for the Plan Year for which Employer Matching Contributions were made and for the period between the end of such Plan Year and the date of distribution, determined in accordance with the safe harbor method set forth in Reg. Section 1.401(m)-1(e)(3)(ii)(D). Forfeitable Employer Matching Contributions (and income attributable to such matching contributions determined in the same manner as for determining income on Employer Matching Contributions) shall be forfeited within the period specified immediately above and shall be used to reduce future Employer contributions under
          Section 5.1.

6.6 Family Aggregation Rules for Employer Matching Contributions. The family aggregation rules of Section 414(q)(6) of the Code shall apply to any Eligible Employee who is Highly Compensated and a five (5) percent owner or one of the ten (10) most Highly Compensated Employees. The Average Contribution Percentage for the family group, which is treated as one Eligible Employee who is Highly Compensated, shall be the Average Contribution Percentage determined by combining Employer Matching Contributions and Compensation of all eligible Family Members. Excess Employer Matching Contributions shall be allocated among such Family Members in proportion to the Employer Matching Contributions of each Family Member that were combined to determine the Average Contribution Percentage.

6.7 Additional Nondiscrimination Limitation. If the nondiscrimination requirements in Sections 6.1 and 6.4 are satisfied solely by using the limit set forth in Subsection
     (b) in both Sections, then the requirements in either
     Subsection (a) or (b) must be satisfied:

     (a) The sum of the Average Deferral Percentage and the Average Contribution Percentage for Highly Compensated
          Employees may not exceed the sum of

          (1) one and twenty-five one-hundredths (1.25) times the greater of

               (A)  the Average Deferral Percentage of the
                    Nonhighly Compensated Employees, and

               (B)  the Average Contribution Percentage for the
                    Nonhighly Compensated Employees; and

          (2)  the lesser of

               (A)  two (2) times the lesser of the Average
                    Deferral Percentage and the Average
                    Contribution Percentage of the Nonhighly
                    Compensated Employees.

               (B) two percentage points (2%) plus the lesser of the Average Deferral Percentage and the Average Contribution Percentage of the
                    Nonhighly Compensated Employees.

     (b)  The sum of the Average Deferral Percentage and Average
          Contribution Percentage for Highly Compensated
          Employees may not exceed the sum of

          (1) one and twenty-five one-hundredths (1.25) times the lesser of

               (A)  the Average Deferral Percentage of the
                    Nonhighly Compensated Employees, and

               (B)  the Average Contribution Percentage for the
                    Nonhighly Compensated Employees; and

          (2)  the greater of

               (A)  two (2) times the greater of the Average
                    Deferral Percentage and the Average
                    Contribution Percentage of the Nonhighly
                    Compensated Employees, and

               (B) two percentage points (2%) plus the greater of the Average Deferral Percentage and the Average Contribution Percentage of the
                    Nonhighly Compensated Employees.

     (c)  If the nondiscrimination requirements under Subsection
          (a) and (b) are not satisfied, amounts in excess of that required to meet the nondiscrimination requirements shall be treated as an Excess Pretax Contribution and Excess Employer Matching Contribution in the same manner as provided in Sections 6.2 and 6.5, respectively.

6.8  Leveling Method.  If the nondiscrimination requirements of
     Section 6.1 or 6.4 are not met, Pretax Contributions (or
     Employer Matching Contributions) shall be reduced retroactively under the leveling method as follows:

     (a) The Highly Compensated Employee with the highest Deferral Percentage (or Contribution Percentage) shall have his total Pretax Contributions (or Employer Matching Contributions) reduced to the extent required to satisfy the nondiscrimination requirements of
          Section 6.1 (or Section 6.4) or to cause such Highly Compensated Employee's Deferral Percentage (or Contribution Percentage) to equal that of the Highly Compensated Employee with the next highest Deferral Percentage (or Contribution Percentage).

     (b)  If the nondiscrimination requirements set forth in
          section 6.1 (or Section 6.4) are still not satisfied after the reduction in subsection (a) is made, the Highly Compensated Employees with the highest Deferral Percentage (or Contribution Percentage) shall have their total Pretax contributions (or Employer Matching Contributions) reduced to the extent required to meet the nondiscrimination requirements of Section 6.1 (or
          Section 6.4) or to cause such Highly Compensated Employee's Deferral Percentage (or Contribution Percentage) to equal that of the Highly Compensated Employee with the next highest Deferral Percentage (or Contribution Percentage).

     (c)  If the nondiscrimination requirements set forth in
          Section 6.1 (or Section 6.4) are still not satisfied after the reduction in subsection (b) is made, the process shall be repeated until the nondiscrimination requirements of Section 6.1 (or Section 6.4) are satisfied.

6.9 Aggregation of Plans. In the event this Plan is aggregated with any other plan maintained by an Affiliated Employer and treated as a single plan for purposes of Code Section 401(a)(4) and 410(b) (other than Section 410(b)(2)(A)(ii), all Pretax Contributions and Employer Matching Contributions made under the two plans shall be treated as made under a single plan, and if two or more of such plans are permissively aggregated for purposes of Sections 401(k) and 401(m) of the Code, such plans shall be treated as a single plan for purposes of satisfying Section 401(a)(4) and 410(b) of the Code.

6.10 Disaggregation of Plan. Notwithstanding anything contained in the Plan to the contrary, in the event the mandatory disaggregation rules of Reg. Section 1.401(k)-1(g)(11)(iii) and/or 1.401(m)-1(b)(3)(ii) require that this Plan be treated as two (2) or more separate plans, the provisions of the Plan shall be applied separately with respect to each deemed separate plan, as necessary and appropriate.

     In the case of a deemed separate plan that covers Eligible Employees employed within a classification with respect to which retirement benefits have been the subject of collective bargaining, the provisions of Sections 6.1, 6.2 and 6.3 shall apply to such deemed separate plan effective for Plan Years beginning on or after January 1, 1993 and the provisions of Sections 6.4, 6.5, 6.6 and 6.7 shall be deemed satisfied by such deemed separate plan.

6.11 Code Section 415 Limits. The annual additions made on behalf of a Participant hereunder shall be limited to the extent required by Section 415 of the Code and rulings, notices and regulations issued thereunder. To the extent applicable, Section 415 of the Code and rulings, notices and regulations issued thereunder are hereby incorporated by reference into this Plan. In calculating these limits, the following rules shall apply:

     (a) In the event the Committee determines that the annual additions made on behalf of a Participant during any Limitation Year are in excess of the limitations of this Section 6.11 as the result of a mistake in estimating a Participant's compensation, a reasonable error in determining the amount of Pretax Contributions that may be made with respect to any Participant or under other limited facts and circumstances which the Commissioner of Internal Revenue Service finds justify the use of these rules, such annual additions shall be reduced by returning the Participant's Pretax contributions, as appropriate, plus any gains or losses, for such Limitation Year in such amount so that the limitations of this Section 6.11 are not exceeded. Any Pretax Contributions thus distributed shall be disregarded for purposes of Sections 1.13 and 4.1, as appropriate.

          If, following the return of all the Participant's Pretax Contributions that may be refunded, the annual additions made on behalf of a Participant during the Limitation Year are still exceeded, such annual additions shall be reduced to the extent necessary, first from unmatched Pretax Contributions, then from Employer Matching Contributions, then from any remaining Pretax Contributions for such Limitation Year, so that the limitations of this Section 6.11 are not exceeded. The amount of such reduction shall be credited to an unallocated Employer Contributions account, shall not be subject to adjustment in accordance with Section 7.2 and shall be deemed to be an Employer Matching Contribution for the Participant for the next succeeding Limitation Year (and succeeding Limitation Years as necessary) and used to fulfill the Employer's obligation under 5.1 in such following Limitation Year. However, if the Participant is not covered under the Plan as of the end of the Limitation Year, the excess amounts must be held in the unallocated Employer Contribution account and reallocated in the next Limitation Year to all the remaining Participants in the Plan.

     (b) If the Participant is, or ever has been, covered under one or more qualified defined benefit plans maintained by the Employer or Affiliated Employer, the combined plan limits of Code Section 415(e) shall be calculated by reducing the limits applicable to the defined benefit plans first, prior to restricting annual additions to this Plan.















                            ARTICLE 7
                       PARTICIPANT ACCOUNTS

7.1 Participant Accounts. The Committee shall establish the following accounts for each Participant, as appropriate:

     (a) Pretax Account. The value of Pretax Contributions made on behalf of each Participant shall be accounted for in his Prates Account.

     (b)  Rollover Account.  The value of a Participant's
          Rollover Contribution under Section 4.6 shall be accounted for in his Rollover Account.

     (c) Employer Account. The value of Employer Matching Contributions made on behalf of each Participant shall be accounted for in his Employer Account. In addition, the value of any Qualified Non-Elective Contributions made pursuant to Sections 6.1 and 6.4 shall be accounted for in a subaccount established within the Employer Account for this type of contribution.

     (d) Loan Account. If a Participant takes a loan from the Plan pursuant to Section 9.4, the promissory note shall be accounted for in his Loan Account.

     The maintenance of such Accounts is for accounting purposes only and segregation of the Fund's assets shall not be required. Contributions shall be allocated to Participants'
     Accounts as soon as practicable after they are made.

7.2 Allocations to Accounts. As of each Valuation Date, the Funding Agent shall determine the fair market value of the Fund and the Committee shall determine the fair market value of each Participant Account. The Account balances of each Participant shall be adjusted on a reasonable and consistent basis to reflect the following events since the preceding Valuation Date:

     (a)  Forfeitures and distributions from his Accounts;

     (b) Investment elections and his pro rata share of gains/losses and expenses of the investment funds in which his Account balances are invested;

     (c)  His Pretax and Rollover Contributions, if any;

     (d) His allocations of Employer contributions made pursuant to Section 5.1; and

     (e)  Other credits and charges properly allocable.

     In determining the value of the Fund and each individual Account, the Funding Agent and the Committee shall exercise their best judgment, and all determinations of value shall be binding upon all Participants and their Beneficiaries. All allocations shall be deemed to have been made as of the Valuation Date, regardless of when allocations are actually made.

     The Committee shall also have the right to authorize the Funding Agent to determine the fair market value of the Fund on a date other than a Valuation Date when it deems necessary to preserve the assets of the Plan.





























                            ARTICLE 8
                   INVESTMENT OF CONTRIBUTIONS

8.1 Investment Funds. The agreement entered into between the Employer and the Funding Agent pursuant to Section 14.1 to invest and retain the assets of the Plan shall provide at least four (4) investment fund options in which Participants can invest their Pretax Contributions, Qualified Nonelective Contributions and Rollover Contributions. Those funds shall include:

     (a) The Fixed Income Fund -- a fund consisting primarily of one or more fixed income investments.

     (b) The Money Market fund -- a fund primarily invested in a blend of short term money market investments.

     (c) The Equity Fund -- a fund primarily invested in common stocks.

     (d)  The Company Stock Fund -- a fund which invests in U.S.
          Industries, Inc. Common Stock (the "Employer
          Securities").

     Employer Matching Contributions will be invested exclusively in Employer Securities.

8.2 Election of Investment Fund for Contributions. A Participant shall direct, at the time he becomes a Participant in the Plan, on forms prescribed by the Committee, in multiples of 25%, the manner in which his Pretax and Rollover Contributions are to be invested. Qualified Nonelective Contributions shall be invested in the same manner as a Participant's Employer Matching Contributions are to be invested, provided, however, that Qualified Nonelective Contributions made on behalf of Eligible Employees who are not otherwise Participants shall be invested in the Money Market Fund. Investments shall be made in one (1) or more of the investment funds available under Section 8.1.

8.3 Change in Election of Investment Fund for Future Contributions. Subject to any limitations imposed by the Funding Agent and the Committee, a Participant may, on forms prescribed by the Committee, change his investment election for future Pretax Contributions. Qualified Nonelective Contributions shall be invested in the same manner as a Participant's Employer Matching Contributions are to be invested, provided, however, that Qualified Nonelective Contributions made on behalf of Eligible Employees who are not otherwise Participants shall be invested in the Money Market Fund. Changes may be made at any time during the Plan Year and shall become effective on the Valuation date coincident with or next following the filing of the forms provided the form was filed with the Plan Administrator at least 15 days before the effective date.

8.4 Change in Election of Investment Fund for Past Contributions. Subject to any limitations imposed by the Funding Agent and the Committee, a Participant may, on forms prescribed by the Committee, transfer all or a portion of the value of his Accounts other than his Employer Account attributable to Employer Matching Contributions and earnings thereon from one fund to another fund. Transfer may be made at anytime during the Plan Year and shall become effective on the Valuation Date coincident with or next following the filing of the forms or a soon as practicable thereafter.












                          ARTICLE 9
                      WITHDRAWALS AND LOANS


9.1 Withdrawals of Pretax and Employer Contributions. A Participant who is an Employee shall have no right to withdraw any portion of his Qualified Nonelective Contribution subaccount of his Employer Account. A Participant who is an Employee shall have no right to withdraw any portion of his Pretax Account or his Employer Account or Rollover Account except as provided in Section 9.2.

9.2  Hardship Withdrawals.

     (a) A Participant who is an Employee may, in the event of Hardship, be permitted to make a withdrawal from his Accounts. For purposes of this Section 9.2, the term
          "Hardship" shall mean:

          (1) Medical expenses as defined in Code Section 213(d) incurred by the Participant, the Participant's
               Spouse or any of his dependents or necessary for these persons to obtain such medical care;

          (2) Purchase (excluding mortgage payments) of a principal residence for the Participant;

          (3) Payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, his Spouse, or any of his dependents;

          (4)  The need to prevent the eviction of the
               Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence;

          (5) Expenses arising from circumstances of sufficient severity that a Participant is confronted by present or impending financial ruin or his family is clearly endangered by present or impending want or deprivation; and

          (6)  Any other expenses that he Internal Revenue
               Service announces as qualifying as a "hardship" under Code Section 401(k).

     (b) For a Hardship withdrawal to be granted, the following requirements must be met:

          (1) The amount of the withdrawal must not be in excess of the amount necessary to alleviate the Hardship, including amounts necessary to pay any Federal, State and local income taxes or penalties reasonably expected to result from the distribution.

          (2) The Participant must have made all withdrawals, other than hardship withdrawals, and take all nontaxable loans currently available to him under this Plan and any other plan maintained by an Affiliated Employer.

          (3) Notwithstanding Sections 4.1 and 4.2, such Participant shall not be permitted to have elective contributions made on his behalf or to make employee contributions to any other plan maintained by an Affiliated Employer during the twelve (12) month period following his receipt of such withdrawal. For this purpose, the phrase "any other plan maintained by an Affiliated Employer" means all qualified and nonqualified plans of deferred compensation maintained by an Affiliated Employer. The phrase includes a stock option, stock purchase, or similar plan, or a cash or deferred arrangement under a cafeteria plan, within the meaning of Code Section 125, but does not include a health or welfare benefit plan, including one that is part of such a cafeteria plan.

          (4) The maximum Pretax contribution such Participant is permitted to have made on his behalf under Code
               Section 402(g) to this Plan and any other plan maintained by an Affiliated Employer for the calendar year following the calendar year of the Hardship withdrawal shall be reduced by the amount of such elective contributions made on behalf of the Participant in the calendar year of the Hardship withdrawal to this Plan and all other plans maintained by an Affiliated Employer in which the Participant participated.

          (5) Besides meeting the other conditions, the amount of the withdrawal must be at least $500. Only one withdrawal is permitted in any 12-month period.

     (c) The amount necessary to fund the withdrawal shall be taken first from the value of the Participant's Rollover Account, if any, and then from the value of the Participant's Employer Account, excluding the value of the Participant's Qualified Nonelective Contributions subaccount. Any further amounts necessary to alleviate the Hardship shall be taken from the Participant's Pretax Account up to an amount not in excess of the value of the Pretax Account as of December 31, 1988 and the total of the Participant's Pretax Contributions made after December 31, 1988.

     (d) A request for a withdrawal under this Section 9.2 shall be made on forms prescribed by the Committee. The Committee shall establish a uniform and nondiscriminatory policy for reviewing withdrawal applications and any determination made by the Committee shall be final but subject to appeal under
          Section 13.8.

9.3 Valuation and Payment of Withdrawals. In the event of a withdrawal under this Article 9, the value of a Participant's Accounts shall be determined by the Trustee as of the Valuation Date coincident with or next following the date on which the Trustee receives instructions from the Committee to make the Hardship withdrawal. Withdrawals shall be paid to the Participant in cash on the earliest practicable date following the aforementioned Valuation Date.

9.4 Loans. A Participant who is an Employee or a former Employee who is a party-in-interest (as defined in Section 3(14) of ERISA) of the Employer may, on forms and in accordance with procedures prescribed by the Committee, apply to borrow from the value of the nonforfeitable portion of his Accounts. Any loan made under this Section 9.4 shall be subject to the following provisions:

     (a) Only one (1) loan shall be made to a Participant in any 12-month period and no loan will be made if there is another loan outstanding.

     (b) The amount of a loan shall not be less than five hundred dollars ($500). At the time a loan is made, the amount of such loan shall not exceed the lesser of
          (i) fifty thousand dollars ($50,000) reduced by the Participant's highest outstanding loan balance during the one (1) year period ending on the day before the date on which a loan is made, and (ii) fifty percent (50%) of the value of the nonforfeitable portion of the Participant's Accounts as of the last Valuation Date.

     (c) The rate of interest that will be charged on a loan for its duration shall be the prevailing rate charges by commercial lenders for loans made under similar circumstances, as of the first day of the calendar quarter in which the loan is made, provided the rate does not violate applicable usuary laws. such rate shall be determined by the Committee, in its sole discretion.

     (d) The term of the loan shall not be less than six (6) months nor exceed five (5) years, unless the loan is used to acquire a dwelling unit which, within a reasonable period of time (determined at the time the loan is made), is to be used as the principal residence of the Participant, and except as provided by the Secretary of the Treasury, shall require substantially level amortization of the loan (with payments not less frequent than quarterly) over its term. All loans shall be repaid by payroll deductions. Any loan may be repaid in whole or in part without penalty subject to such rules as the Committee may determine, provided the amount of any pre-payment is made through certified check.

     (e) An amount having a value equal to the principal amount of the loan shall be deducted from the Account of a Participant to whom a loan is made. Unless the Participant otherwise elects, such amount shall be deducted from the investment funds in which the Participant's Account is invested in the following order: first from the Fixed Income Fund, next the Equity Fund, next the Money Market Fund and finally the Hanson ADS Fund, pursuant to Article 8, at the time the loan is made provided that amounts will be deducted last from the Participant's Employer Account. Payroll deductions made to repay the loan shall be invested in accordance with the Participant's investment election under Article 8, which is in effect at the time such payment is made.

     (f) As evidence of a loan, a Participant shall provide an interest-bearing promissory note to the Committee in such form as shall be prescribed by the Committee and bearing the rate of interest determined pursuant to
          Section 9.4(c). A Participant's note shall be secured by the vested portion of his Account. The promissory note shall be an asset of the Fund which is allocated to the Loan Account of the Participant. For purposes of the Plan, such note shall have a fair market value at any given time equal to the unpaid balance of the note, plus the amount of any accrued but unpaid interest.

     (g) Notwithstanding any provision herein to the contrary, if any unpaid balance remains on a loan when a Participant terminates his employment with the Employer, the Committee shall deduct the unpaid amount of the loan plus accrued interest, if any, from the benefits which become payable to or on behalf of the Participant under the Plan.

     (h) Loans shall be available to all Participants on a reasonably equivalent basis. The terms of all Participant loans are subject to the review and approval of the Committee and the denial of a loan to a Participant is subject to appeal by the Participant under Section 13.8.


     (i) Notwithstanding the foregoing, no loan shall be made to a Participant during the period in which the Committee is making a determination of whether a domestic relations order affecting the Participant's Account is a qualified domestic relations order, within the meaning of Code Section 414(p). Further, if the Committee is in receipt of a qualified domestic relations order with respect to any Participant's Account, it may prohibit such Participant from obtaining a loan until the alternate payee's rights under the order are satisfied.

     (j) Any trustee fees associated with the loan will be charged to the Participant's Account.

     (k) The Committee shall establish such rules and regulations as may be necessary to administer loans hereunder. Specifically, such rules and regulations shall specify the procedure for applying for Plan loans, the basis on which loans shall be approved or denied, the events constituting default and the steps that will be taken to preserve Plan assets in the event of default.








                         ARTICLE 10
                     ENTITLEMENT TO BENEFITS

10.1 Retirement. A Participant who retires from employment with the Employer or an Affiliated Employer on or after his Early Retirement Age shall be entitled to receive a retirement benefit equal to one hundred percent (100%) of the value of his Accounts.

10.2 Disability. A Disabled Participant shall be entitled to receive a disability benefit equal to one hundred percent
     (100%) of the value of his Accounts.

10.3 Termination of Employment. A Participant whose employment with the Employer or an Affiliated Employer is terminated for any reason other than retirement in accordance with
     Section 10.1 or disability in accordance with Section 10.2, shall be entitled to receive:

     (a)  one hundred percent (100%) of the value of his Pretax
          Account;

     (b)  one hundred percent (100%) of the value of his Rollover
          Account, and

     (c) one hundred percent (100%) of the value of the Qualified Nonelective Contribution subaccount of his Employer Account; and

     (d) a percentage of the value of his Employer Account based on his Years of Vesting Service in accordance with the following schedule:


          If the Participant's Years         The Vested
          of Vesting Service are:            Portion is

               Less than                          0%
               4 or more                        100%

10.4 Vesting on Plan Termination. In the event of termination or partial termination of the plan, each affected Participant shall be one hundred percent (100%) vested in his Accounts. The foregoing sentence shall not apply to a former participant who has been cashed-out (including those deemed cashed out under Section 10.7) or who has incurred five (5) consecutive One Year Breaks in Service.

10.5 Vesting on Disposition of Business. In the event that a Participant incurs an involuntary Termination due to the Employer selling, completely liquidating or otherwise disposing of a complete division or significant segment of its business, as conclusively determined by the Committee in its sole discretion, each affected participant shall become one hundred percent (100%) vested in his Accounts. The foregoing sentence shall not apply to a former participant who has been cashed-out (including those deemed cashed out under Section 10.7).

10.6 Forfeitures. A Participant who does not have a one hundred percent (100%) nonforfeitable interest in his Employer Account and whose employment with the Employer or an Affiliated Employer is terminated under Section 10.3 shall be deemed to be cashed out and shall forfeit that portion of his Employer Account in which he does not have a nonforfeitable interest. Such forfeiture shall be effective on the Valuation Date coincident with or next following the Participant's Termination Date. Forfeited amounts shall be applied to reduce subsequent Employer contributions made under Section 5.1.

     A Participant or former Participant who is subsequently reemployed by the Employer or an Affiliated Employer prior to incurring five (5) consecutive One-Year Breaks in Service shall have the forfeited part of his Employer Account restored. Upon reemployment, the Employer shall make a contribution on behalf of such Participant equal to the amount forfeited, unadjusted for any gains or losses that may have resulted had the amount not been forfeited.

10.7 Death.

     (a) A death benefit shall be payable to the Beneficiary of a Participant who dies while actively employed by the Employer or an Affiliated Employer. The death benefit shall be equal to one hundred percent (100%) of the value of the Participant's Accounts.

     (b) A death benefit shall be payable to the Beneficiary of a Participant who dies after this Termination Date but prior to receiving the full value of the nonforfeitable portion of his Accounts to which he was entitled under
          Section 10.1, 10.2 or 10.3, as the case may be. The death benefit shall be equal to the value of the undistributed portion of such Accounts.

     (c) The value of a Participant's Accounts shall be determined as of the Valuation Date coincident with or next following the date of the Participant's death and distributed in accordance with Sections 11.1 and 11.2.

10.8 Beneficiary. Each Participant shall have the right to designate, on forms provided by the Committee, one or more
     Beneficiaries to receive any amount that may be payable under the Plan because of such Participant's death.

     A Participant shall have the right to revoke or change his Beneficiary designations at any time. If no Beneficiary is designated, the Beneficiary cannot be found, or if the designated Beneficiary is deceased, any amount payable under the Plan shall be paid to the Spouse, if any, of the Participant. If the Participant has no Spouse, or if the Spouse is deceased, any amount payable under the plan shall be paid to the children of the Participant per capita. If the Participant has no children, or if the children are deceased, any amount payable under the Plan shall be paid to the estate of the Participant.

     Notwithstanding the foregoing, the Beneficiary of a Participant who is legally married at the time of death shall be the Participant's surviving Spouse unless the surviving Spouse has consented in writing to the Participant's designation of another Beneficiary, the consent acknowledges the effect of the designation, names the specific Beneficiary or class of Beneficiaries (if applicable), and the designation is witnessed by a notary public. Notwithstanding the foregoing, if the Participant establishes to the satisfaction of the Committee that such consent cannot be obtained because there is no Spouse or the Spouse cannot be located, the Spouse will be deemed to have consented to the designation of such other Beneficiary.

10.9 Small Payments. Notwithstanding Section 10.1, 10.2, 10.3 and 10.6, the Committee shall direct that the value of the nonforfeitable Accounts of a Participant be immediately distributed if such value is less than three thousand five hundred dollars ($3,500). The value of the Accounts shall be determined as of the Valuation Date coincident with or next following the date on which the Participant becomes a Disabled Participant, the Participant's Termination or the date of the Participant's death, as the case may be, and shall be distributed as soon as practicable following such Valuation Date.

10.10 Distributions to an Alternate Payee under Qualified Domestic Relations Order. Each alternate payee under a Qualified
Domestic Relations order as defined in Section 414(p) of the Code is entitled to the forms of payment specified under
Section 11.1. Unless specifically provided for under the Qualified Domestic Relations Order, each alternate payee shall be treated as a Participant who has incurred a one-year Break-in-Service regardless of the employment status of the Participant under the plan for whom benefits have been assigned to an alternate payee. In no event will the Qualified Domestic Relations Order be permitted to provide benefits payable to the alternate payee that are not provided under the plan.









                            ARTICLE 11
                     DISTRIBUTION OF BENEFITS

11.1 Form of Benefit Payment. A Participant shall receive the value of his Accounts to which he is entitled under the Plan pursuant to Article 10 through payment to him, in a single sum, of cash equal to the value of his Accounts.

11.2 Benefit Commencement. The Plan shall make distributions to Participants and Beneficiaries as soon as practicable after the Valuation Date coincident with or next following the Participant's retirement, becoming a Disabled Participant, Termination Date or death. Any amounts that may be credited to a Participant's Employer Account after the payment of value of such Account shall be paid as soon as practicable after the Valuation Date coincident with such amounts being credited to the Participant's Employer Account. The Participant may elect to delay the distribution of his Accounts payable pursuant to Section 10.1, 10.2 or 10.3, subject to the requirements of this Section and Section
     11.3. If a Participant delays payment hereunder, the Plan shall make distributions to such a Participant as soon as practicable after the Valuation Date coincident with or next following the date the Participant elects to receive his Accounts.

     Notwithstanding the foregoing, unless the Participant elects otherwise, a distribution from the Plan shall not commence later than sixty (60) days after the end of the Plan Year in which the latest of the following occurs:

     (a) the Participant attains or would have attained age sixty-five (65);

     (b) the Participant terminates employment with the Employer and any Affiliated Employer; or

     (c) the Participant's fifth (5th) anniversary of commencement of participation in the Plan.

11.3 Minimum Required Distributions. Notwithstanding any provision in the Plan to the contrary, all distributions under the Plan shall be made in accordance with the requirements of section 401(a)(9) of the Code and the regulations thereunder, including the incidental death benefit requirement of IRS Proposed Regulations Section 1.401(a)(9)-2. The provisions in this section override any distribution options under the Plan if inconsistent with the requirements of Section 401(a)(9).

     (a) Pre-Death Distribution. Distributions to a Participant shall commence no later than the April 1st of the calendar year following the calendar year in which a Participant attains age seventy and one-half (70 and 1/2). However, if a Participant attained age 70 and 1/2 before January 1, 1988, distributions to such Participant shall commence no later than the April 1 following the calendar year in which such Participant retires. Distributions shall be made in one of the forms specified under Section 11.1. In no event shall distributions be made for a period greater than the life expectancy of the Participant or joint life expectancy of the Participant and his Spouse, determined as of April 1st of the calendar year in which the Participant attains age 70 1/2 or retires, as the case may be.

     (b) Post-Death Distributions. In the event of the death of the Participant, any payments due following the death of the Participant shall be made in accordance with
          Section 10.7. In the case of a Participant who has begun to receive distributions under Section 11.3(a), distributions shall be made after such Participant's death at least as rapidly as before his death. In the case of other Participants, in no event shall distributions be made later than the end of the calendar year which contains the fifth (5th) anniversary of the date of the Participant's death.

11.4 Eligible Rollover Distributions

     (a) This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at any time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

     (b)  Definitions.

          (1) Eligible rollover distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

          (2) Eligible retirement plan. An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

          (3) Distributee. A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving Spouse and the Employee's or former Employee's Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in
               Section 414(p) of the Code, are distributees with regard to the interest of the Spouse or former Spouse.

          (4) Direct rollover. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.














                         ARTICLE 12
           VOTING EMPLOYER SECURITIES AND TENDER OFFERS

12.1 Voting of Shares. Each Participant shall have the right and shall be afforded the opportunity to direct the manner in which Employer Securities held in the Company Stock Fund and attributable to his account as of the Valuation date coincident with or preceding the record date shall be voted. The Employer shall appoint an independent third-part ("Agent") for the purpose of confidentially receiving and tallying the instructions from Participants. The Agent shall transmit such instructions solely to the Funding Agent. Neither the Funding Agent nor the third-party shall disclose such instructions to the Employer or the Committee or any officer, director or affiliate. Any Employer Securities for which a signed voting-direction instrument is not received from the Participant, or is not subject to being received, shall be voted by the Funding Agent in the same proportion as the Employer Securities for which signed voting-direction instruments are received as to the matter to be voted upon.

12.2 Tender Offers. A Participant may direct the Funding Agent in writing how to respond to a tender or exchange offer for any or all Employer Securities held in the Company Stock
     Fund and attributable to his Account as of the Valuation
     Date preceding, or coincident with, the offer. A Participant's instructions hereunder shall be confidential and shall not be disclosed to the Company or the Committee. The Committee shall notify each Participant and timely distribute or cause to be distributed to him such information as will be distributed to Employer Security holders in connection with any such tender or exchange offer. The Committee shall engage an independent third-party
    ("Agent") to confidentially receive instructions from Participants and transmit them to the Funding Agent. The Agent shall transmit solely to the Funding Agent instructions of Participants and shall not disclose such instructions to the Company or the Committee. Upon receipt of such instructions, the Funding Agent shall tender such Employer Securities as and to the extent so instructed. If the Funding Agent shall not receive instructions with respect to a Participant regarding any such tender or exchange offer for Employer Securities (or shall receive instructions not to tender or exchange such Employer Securities, the Funding Agent shall have no discretion in such matter and shall take no action with respect thereto. Any Employer Securities for which instructions are not subject to being received shall be tendered by the Funding Agent only in the same proportion as the Employer Securities for which instructions to tender ar received. Any securities received by the Funding Agent as a result of a tender shall be held, and any cash so received, shall be invested in short-term investments for the Account of the Participant with respect to whom Employer Securities were tendered pending any reinvestment by the Funding Agent consistent with the purpose of the Plan.










                             ARTICLE 13
                       PLAN ADMINISTRATION

13.1 Appointment of Committee. A Committee consisting of at least three (3) members shall be appointed by the chief executive officer to administer the Plan on behalf of the chief executive officer. Vacancies in the Committee shall be filled from time to time by appointment of a new Committee member by the chief executive officer. A member of the Committee shall hold office until he gives written notice of his resignation to the chief executive officer, until death, or until removal by the chief executive officer.

13.2 Powers and Duties of the Committee.

     (a) The Committee shall have full power to administer the Plan and to construe and apply all of its provisions on behalf of the Employer. The Committee is the Named Fiduciary within the meaning of Section 402(a) of ERISA for purposes of Plan administration. The Committee's powers and duties, unless properly delegated, shall include, but shall not be limited to:

          (1) Designating agents to carry out responsibilities relating to the Plan, other than fiduciary responsibilities.

          (2) Deciding questions relating to eligibility, continuity of employment, and amounts of benefits.

          (3) Deciding disputes that may arise with regard to the rights of Employees, Participants or Beneficiaries and their legal representatives, under the terms of the Plan. Decisions by the Committee will be deemed final in each case.

          (4) Obtaining information from the Employer with respect to its Employees as necessary to determine the rights and benefits of Participants under the Plan. The Committee may rely conclusively on such information furnished by the Employer.

          (5) Compiling and maintaining all records necessary for the Plan.

          (6) Authorizing the Funding Agent to make payment of all benefits as they become payable under the Plan.

          (7) Engaging such legal, administrative, consulting, investment, accounting, and other professional services as the Committee deems proper.


          (8)  Adopting rules and regulations for the
               administration of the Plan that are not
               inconsistent with the Plan. The Committee may, in a nondiscriminatory manner, waive the timing requirements of any notice or other requirements described in the Plan. Any such waiver will not obligate the Committee to waive any subsequent timing or other requirements for other Participants.

          (9)  Interpreting and approving Qualified Domestic
               Relations Orders, in accordance with Section
               414(p) of the Code.

          (10) Making non-substantive amendments for the purposes of maintaining the qualified status of the Plan only.

          (11) Performing other actions provided for in other parts of this Plan.

     (b) The Employer shall have responsibility for, and shall be the Named Fiduciary for, the following purposes:

          (1) Selection of the funding media for the Plan, including the power to direct investments and to appoint an investment manager or managers pursuant to ERISA Section 402(c).

          (2) Allocating fiduciary responsibilities, other than trustee responsibilities as defined in ERISA
               Section 405(c), among fiduciaries, and designation of additional fiduciaries.

          (3) Selection of insurance contracts to provide benefits hereunder, or, if all assets are not held under insurance contracts, the trustee.

     (c) The trustee, if any, shall have responsibility for, and shall be the Named Fiduciary for the care and custody of, and, to the extent investment managers are not appointed by the Employer, management of Plan assets other than insurance contracts.

13.3 Actions by the Committee. A majority of the members composing the Committee at any time will constitute a quorum. The Committee may act at a meeting, or in writing without a meeting, by the vote or assent of a majority of its members. The Committee will appoint a Committee Chairperson and a Secretary. The Secretary will record all action taken by the Committee. The Committee will have authority to designate in writing one of its members or any other person as the person authorized to execute papers and perform other ministerial duties on behalf of the Committee.

13.4 Interested Committee Members. No member of the Committee will participate in an action of the Committee on a matter which applies solely to that member. Such matters will be determined by a majority of the remainder of the Committee.

13.5 Indemnification. The Employer, by the adoption of this Plan, indemnifies and holds the members of the Committee, jointly and severally, harmless from the effects and consequences of their acts, omissions, and conduct in their official capacities, except to the extent that the effects and consequences result from their own willful misconduct, breach of good faith, or gross negligence in the performance of their duties. The foregoing right of indemnification will not be exclusive of other rights to which each such member may be entitled by any contract or other instrument or as a matter of law.

13.6 Conclusive of Action. Any action on matters within the discretion of the Committee will be conclusive, final, and binding upon all Participants in the Plan and upon all person claiming any rights, including Beneficiaries.

13.7 Payment of Expenses. The members of the Committee will serve without compensation for their services. The compensation or fees of consultants, actuaries, accountants, counsel and other specialists and any other costs of administering the Plan or Fund, will be paid by the Employer.

13.8 Claim Procedure. Any Participant or Beneficiary may submit a written application to the Committee for payment of any benefit that may be due him under the Plan. Such application shall set forth the nature of the claim and any information as the Committee may reasonably request. Upon receipt of any such application, the Committee shall determine whether or not the Participant or Beneficiary is entitled to the benefit hereunder.

     If a claim is denied, in whole or in part, the Committee shall give written notice to any Participant or Beneficiary of the denial of a claim for the commencement, continuation or calculation of amount of retirement benefits under the Plan. The notice shall be given within ninety (90) days after receipt of the Participant's or Beneficiary application unless special circumstances require an extension for processing the claim. In no event shall such extension exceed a period of ninety (90) days from the end of such initial review period. The notice will be delivered to the claimant or sent to the claimant's last known address, and will include the specific reason or reasons for the denial, a specific reference or references to pertinent Plan provisions on which the denial is based, a description of any additional material or information for the claimant to perfect the claim, which will indicate why such material or information is needed, and an explanation of the Plan's claims review procedure.

     If the claimant wishes to appeal the claim's denial, the claimant or a duly authorized representative will file a written request with the Committee for a review. This request must be made by the claimant within sixty (60) days after receiving notice of the claim's denial. The claimant or representative may review pertinent documents relating to the claim and its denial, may submit issues and comments in writing to the Committee and may request a hearing. Within sixty (60) days after receipt of such a request for review, the Committee shall reconsider the claim, and if the claimant shall have so requested, shall afford the claimant or his representative a hearing before the Committee and make a decision on the merits of the claim. If circumstances require an extension of time for processing the claim, the sixty (60) day period may be extended but in no event more than one hundred and twenty (120) days after the receipt of a request for review. The decision on review will be in writing and include specific reasons and references to the pertinent Plan provisions on which the decision is based.






















                            ARTICLE 14
                      ESTABLISHMENT OF FUND


14.1 Funding Agreement. Contributions made by the Employer and Participants pursuant to Articles 4 and 5 hereof shall be held in a Fund or Funds. The Employer shall enter into a trust arrangement, or a combination of a trust arrangement and insurance company contract(s), with one or more Funding Agents providing for the administration of the Fund or Funds in which the assets of this Plan are held.






















                           ARTICLE 15
          AMENDMENT, TERMINATION AND MERGER OF THE PLAN


15.1 Right to Amend the Plan. The Board reserves the right to modify, alter or amend this Plan from time to time to any extent that it may deem advisable including, but without limiting the generality of the foregoing, any amendment deemed necessary to ensure the continued qualification of the Plan under Section 401 of the Code or the appropriate provisions of any subsequent revenue law. No such amendment shall increase the duties or responsibilities of a Funding Agent without its consent thereto in writing. No such amendments(s) shall have the effect of reinvesting in the Employer the whole or any part of the principal or income for purposes other than for the exclusive benefit of Participants or Beneficiaries at any time prior to the satisfaction of all the liabilities under the plan with respect to such persons. No amendment shall reduce a Participant's Account balance on the effective date of the Plan amendment or eliminate an optional form of benefit under the Plan with respect to the Participant's Account balance on the date of the amendment.

15.2 Right to Terminate the Plan. The Board shall have the right to terminate this Plan at any time. In the event of such termination all affected Participants shall be vested as provided in Section 10.4.

15.3 Plan Mergers, Consolidations and Transfers. The Plan shall not be automatically terminated by the Employer's acquisition by or merger into any other company, trade or business, but the Plan shall be continued after such merger provided the successor employer agrees to continue the Plan with respect to affected Participants herein. All rights to amend, modify, suspend or terminate the Plan with respect to Participants of the Employer shall be transferred to the successor employer, effective as of the date of the merger of acquisition. The merger of consolidation with, or transfer of the allocable portion of the assets and liabilities of the Fund to any other qualified retirement plan trust shall be permitted only if the benefit each Plan Participant would receive, if the Plan were terminated immediately after such merger or consolidation, or transfer of the allocable portion of the assets and liabilities, would be at least as great as the benefit he would have received had this plan been terminated immediately before the date of merger, consolidation or transfer.

15.4 Amendment of Vesting Schedule. If the vesting provisions of this plan are amended, including an amendment caused by the expiration of top-heavy status under the terms of Article 16, Participants with three (3) or more Years of Service, or three (3) or more years of employment, whether or not consecutive, at the later of the date the amendment is adopted or becomes effective, shall automatically be vested, from that point forward, in the greater of the amount vested under the vesting schedule as amended or the amount vested under the vesting schedule prior to amendment.








                            ARTICLE 16
                   TOP-HEAVY PLAN REQUIREMENTS


16.1 General Rule.  For any Plan Year for which the Plan is a
     Top-Heavy Plan as defined in Section 16.5, any other provisions of the Plan to the contrary notwithstanding, the Plan shall be subject to the provisions of this Article 16.

16.2 Vesting Provision. Each Participant who has completed an Hours of Service during the Plan Year in which the Plan is a Top-Heavy Plan and has completed the number of Years of Vesting Service specified in the following table, shall have a nonforfeitable right to the percentage of his Employer Account (other than the Qualified Nonelective Contribution subaccount) under this Plan, in accordance with the following table:

                                        The Vested
     Years of Vesting Service           Portion Is

     Less than 2 years                       0%
     2 years but less than 3 years          20%
     3 years but less than 4 years          40%
     4 or more                             100%


     Each Participant's vested portion of his Employer Account shall not be less than his vested Employer Account determined as of the last day of the last Plan Year in which the Plan was not a Top-Heavy Plan. If the Plan ceases to be a Top-Heavy Plan, an Employee with three or more years of employment, whether or not consecutive, shall have the vested portion of his Employer Account determined either in accordance with this Section 16.2 or Section 10.3, as provided in Section 15.4.

16.3 Minimum Contribution Provisions.  Each Eligible Employee who
     (i) is a non-key employee, as defined in Section 16.7, and
     (ii) is employed on the last day of the Plan Year, even if such Participant has failed to complete one thousand (1,000) Hours of Service during such Plan Year, shall be entitled to have an Employer contribution of not less than three percent (3%) of the Participant's compensation, as defined for purposes of Section 415 of the Code, allocated to his Employer Account.

     The minimum contribution percentage set forth above shall be reduced for any Plan Year to the percentage at which contributions are made under the Plan for the Plan Year for the key employee, as defined in Section 16.7, for whom such percentage is the highest for such Plan Year. For this purpose, the percentage with respect to a key employee shall be determined by dividing the contributions for such key employee by his compensation, as defined for purposes of
     Section 415 of the Code.

     Contributions taken into account under the immediately preceding sentence shall include contributions under the Plan, including Pretax Contributions, and under all other defined contribution and defined benefit plans required to be included in an aggregation group, as defined in Subsection 16.5(c), but shall not include any plan required to be included in such aggregation group if such plan enables a defined benefit plan required to be included in such group to meet the requirements of Sections 401(a)(4) and 410 of the Code.

     Contributions taken into account under this Section 16.3 shall not include any contributions under Social Security or any other federal or state law.

16.4 Coordination with Other Plans. In the event that another defined contribution plan or defined benefit plan maintained by the Employer or any Affiliated Employer provides contributions or benefits on behalf of Participants in the Plan, such other plan shall be treated as part of this plan pursuant to applicable principles (such as Rev. Rul. 81-202 or any successor ruling) in determining whether this Plan satisfied the requirements of Section 16.2 and 16.3.

16.5 Top-Heavy Plan Definition. The Plan shall be a Top-Heavy Plan for any Plan Year if, as of the determination date, as defined in Subsection (a), the aggregate of the Accounts under the Plan for Participants who are key employees, as defined in section 16.7, exceeds sixty percent (60%) of the present value of the aggregate of the Accounts for all Participants, or if this plan is required to be in an aggregation group, as defined in subsection (c), which for such Plan Year is a top-heavy group, as defined in Subsection (d). For purposes of making this determination, the Accounts of a Participant (i) who is not a key employee but who was a key employee in a prior Plan Year or (ii) who has not performed any service for the Employer at any time during the five (5) year period ending on the determination date, shall be disregarded.

     (a) "Determination Date" means for any Plan Year the last day of the immediately preceding Plan Year.

     (b) The present value shall be determined as of the most recent Valuation Date that is within the twelve (12) month period ending on the determination date, and as described in the regulations prescribed under the Code. Present values for purposes of determining whether this plan is a Top Heavy Plan shall be based on the following interest and mortality rates:
          (i)  Interest Rate: 7.5%
          (ii) Mortality Rate: 1983 Group Annuity Mortality

     (c) "Aggregation Group" means the group of plans, if any, that includes both the group of plans that are required to be aggregated and the group of plans that are permitted to be aggregated.

          (1) The group of plans that are required to be aggregated, the "required aggregation group", includes

               (i) each plan of an Affiliated Employer, in which a key employee is a participant, including collectively bargained plans, and

               (ii) each other plan of an Affiliated Employer,
                    including collectively bargained plans, which enables a plan in which a key employee is a participant to meet the requirements of Sections 401(a)(4) and 410 of the Code.

     (2) The group of plans that are permitted to be aggregated, the "permissive aggregation group", includes the required aggregation group plus one (1) or more plans of an Affiliated Employer, that is not part of the required aggregation group and that the Committee certifies as constituting a plan within the permissive aggregation group. Such plan or plans may be added to the permissive aggregation group only if benefits are comparable to those provided by the plans in the required aggregation group and, if after the addition, the aggregation group as a whole continues to meet the requirements of Sections 401(a)(4) and 410 of the Code.

     (d) "Top-Heavy Group" means the aggregation group, if, as of the applicable determination date, the sum of the present value of the cumulative accrued benefits for key employees under all defined benefit plans included in the aggregation group plus the aggregate of the accounts of key employees under all defined contribution plans included in the aggregation group exceeds sixty percent (60%) of the aggregate accrued benefits and accounts for all employees under such defined benefit and defined contribution plans. If the aggregation group that is a top-heavy group is a required aggregation group, each plan in the group will be top heavy. If the aggregation group that is a top-heavy group is a permissive aggregation group, only those plans that are part of the required aggregation group will be treated as top heavy. If the aggregation group is not a top-heavy group, no plan within such group will be top heavy.

     (e)  In determining whether the Plan constitutes a Top-Heavy
          Plan, the Committee shall make the following adjustments in connection therewith:

          (1) When more than one (1) plan is aggregated, the Committee shall determine separately for each plan as of each plan's determination date the present value of the accrued benefits and account balances. The results shall then be aggregated by adding the results of each plan as of the determination dates for such plans that fall within the same calendar year.

          (2) In determining the present value of the cumulative accrued benefits or the value of the account of any Employee, such present value or account shall include the amount in dollars value of the aggregate distributions made to such Employee under the applicable plan during the five (5) year period ending on the determination date, unless reflected in the value of the accrued benefit or account balances as of the most recent Valuation Date. Such amounts shall include distributions to employees which represented the entire amount credited to their accounts under the applicable plan, and distributions made on account of the death of an employee to the extent such death benefits do not exceed the present value of the account.

          (3) Further, in making such determination, such present value or account shall include any Rollover Contribution, or similar transfer, as follows:

               (i) If the Rollover Contribution, or similar transfer, is initiated by the Employee and made to or from a plan maintained by another employer, the plan providing the distribution shall include such distribution in the present value or account; the plan accepting the distribution shall not include such distribution in the present value or account unless the plan accepted it before December 31, 1983.

               (ii) If the Rollover Contribution, or similar
                    transfer, is not initiated by the Employee or made from a plan maintained by an Affiliated Employer, the plan accepting the distribution shall include such distribution in the present value or account whether the plan accepted the distribution before or after December 31, 1983; the plan making the distribution shall not include the distribution in the present value or such account.


16.6 Change in 415(e) Limits. In the event the Employer also maintains a defined benefit plan that provides benefits to Participants in this Plan, and if the Plan is a Top-Heavy
     Plan, the combined plan limit of Section 415(e) of the Code shall be applied by substituting "1.0" for "1.25" in Code
     Sections 415(3)(2)(B) and 415(e)(3)(b). However, this provision does not apply if the Plan would not be a Top-Heavy Plan if "ninety percent (90%)" were substituted for "sixty percent (60%)" in Section 16.5 or if the Plan provides an Employer Contribution under Section 16.3 of not less than four percent (4%) of the Participant's compensation, as defined for purposes of Section 415 of the Code.

16.7 Key Employee. The term "key employee' means any Employee, including former Employees under the Plan who, at any time during the Plan Year containing the determination date or during any of the four (4) preceding Plan Years, is or was one of the following:

     (a) An officer of an Affiliated Employer, having annual compensation from the Affiliated Employer greater than fifty percent (50%) of the dollar amount in effect under Code Section 415(b)(1)(A). Whether an individual is an officer shall be determined by the Committee on the basis of all the facts and circumstances, such as an individual's authority, duties and term of office, not on the mere fact that the individual has the title of an officer. For any such Plan Year, there shall be treated as officers no more than the lesser of (i) fifty (50) Employees, or (ii) the greater of three (3) Employees or ten percent (10%) of the greatest number of Employees.

          For this purpose, the highest paid officers shall be selected.

     (b) One of the ten (10) Employees having annual compensation greater than the dollar limitation in effect under Code Section 415(c)(1)(A) and owning (or considered as owning, within the meaning of the constructive ownership rules of the Code) more than one-half percent (.5%) interest in the value and the largest percentage interests in an Affiliated Employer. An Employee who has such an ownership interest is considered to have one (1) of the largest interests in the Affiliated Employer unless at least ten (10) other Employees own a greater interest than that Employee during any year in the testing period and such other employees have annual compensation during such Plan Year of ownership greater than the dollar limitation in effect under Code Section 415(c)(1)(A) for the Plan Year. Ownership shall be determined on the basis of percentage of ownership interest in total ownership value and not dollar amounts.

     (c) Any person who owns (or is considered as owning within the meaning of the constructive ownership rules of the
          Code) more than five percent (5%) of the outstanding stock of an Affiliated Employer or possessing more than fiver percent (5%) of the combined total voting power of an Affiliated Employer.

     (d) A one percent (1%) owner of the outstanding stock of an Affiliated Employer having an annual compensation from the Affiliated Employer of more than one hundred fifty thousand dollars ($150,000).

     For purposes of this Section 16.7, compensation shall mean compensation as defined in Section 414(q)(7) of the Code.

     For purposes of Subsections (a), (b), (c) and (d) of this definition, a Beneficiary of a key employee shall be treated as a key employee. For purposes of Subsections (c) and (d), each Affiliated Employer is treated separately in determining ownership percentages; but in determining the amount of compensation, each Affiliated Employer is taken into account.

16.8 Non-Key Employee. The term "non-key employee" means any employee and any Beneficiary of an employee who is not a key employee.

16.9 Collective Bargaining Rules. The provisions of Sections 16.2, 16.3 and 16.4 do not apply with respect to any Employee included in a unit of employees covered by a collective bargaining agreement unless the application of such Sections has been agreed upon with the collective bargaining agent.







                            ARTICLE 17
                          MISCELLANEOUS

17.1 Limitation on Distributions. Notwithstanding any provision of this Plan regarding payment to Beneficiaries or Participants, or any other person, the Committee may withhold payment to any person if the Committee determines that such payment may expose the Plan to conflicting claims for payment. As a condition for any payments, the Committee may require such consent, representations, releases, waivers or other information as it deems appropriate. The Committee may, in its discretion, comply with the terms of any judgment or other judicial decree, order, settlement or agreement including, but not limited to, a Qualified Domestic Relations Order as defined in Code Section 414(p).

17.2 Limitation on Reversion of Contributions. Except as provided in subsections (a) through (c) below, Employer contributions made under the plan will be held for the exclusive benefit of Participants or Beneficiaries and may not revert to the Employer.

     (a) A contribution made by the Employer under a mistake of fact may be returned to the Employer within one (1) year after it is contributed to the Plan.

     (b) A contribution conditioned on the Plan's initial qualification under Sections 401(a) and 501(a) of the Code may be returned to the Employer, if the Plan does not qualify, within one (1) year after the date the Plan is denied qualification.

     (c)  A contribution conditioned upon its deductibility under
          Section 404 of the Code may be returned, to the extent the deduction is disallowed, to the Employer within one
          (1) year after the disallowance.

     The maximum contribution that may be returned to the Employer will not exceed the amount actually contributed to the Plan, or the value of such contribution on the date it is returned to the Employer, if less.

17.3 Voluntary Plan. The Plan is purely voluntary on the part of the Employer and neither the establishment of the Plan nor any Plan amendment nor the creation of any fund or account, nor the payment of any benefits will be construed as giving any Employee or any person legal or equitable right against the Employer, any trustee or other Funding Agent, or the Committee unless specifically provided for in this Plan or conferred by affirmative action of the Committee or the Employer according to the terms and provisions of this Plan. Such actions will not be construed as giving any Employee or Participant the right to be retained in the service of the Employer. All Employees and/or Participants will remain subject to the discharge to the same extent as through this Plan had not been established.

17.4 Nonalienation of Benefits. Participants and Beneficiaries are entitled to all the benefits specifically set out under the terms of the plan, but neither those benefits nor any of the property rights in the plan are assignable or distributable to any creditor or other claimant of a Participant or Beneficiary. A Participant will not have the right to anticipate, assign, pledge, accelerate, or in any way dispose of or encumber any of the monies or benefits or other property that may be payable or become payable to such Participant or his Beneficiary provided, however, the Committee shall recognize and comply with a valid Qualified Domestic Relations Order as defined in Code Section 414(p).

17.5 Inability to Receive Benefits. If the Committee receives evidence that a person entitled to receive any payment under the Plan is physically or mentally incompetent to receive payment and to give a valid release, and another person or any institution is maintaining or has custody of such person, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, then any distribution made under the Plan may be made to such other person or institution. The release of such other person or institution will be a valid and complete discharge for the payment of such distribution.

17.6 Missing Person. If the Committee is unable, after reasonable and diligent effort, to locate a Participant or Beneficiary where no contingent beneficiary is provided under the Plan, who is entitled to a distribution under the Plan, the distribution due such person will be forfeited after five (5) years. If, however, such a person later files a claim for such benefit, it will be reinstated without any interest earned thereon. In the event that a distribution is due to a Beneficiary where a contingent beneficiary is provided under the Plan (including the situation in which the contingent beneficiary is the Participant's estate), and the Committee is unable, after reasonable and diligent effort, to locate the Beneficiary, the benefit shall be payable to the contingent beneficiary, and such non-locatable Beneficiary shall have no further claim or interest hereunder. Notification by certified or registered mail to the last known address of the Participant or Beneficiary will be deemed a reasonable and diligent effort to locate such person.

17.7 Limitation of Third Party Rights. Nothing expressed or implied in the Plan is intended or will be construed to confer upon or give to any person, firm, or association other than the Employer, the Participants or Beneficiaries,, and their successors in interest, any right, remedy, or claim under or by reason of this Plan except pursuant to a Qualified Domestic Relations Order as defined in Code
     Section 414(p).

17.8 Invalid Provisions. In case any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan. The Plan will be construed and enforced as if the illegal and invalid provisions had never been included.

17.9 One Plan. This Plan may be executed in any number of counterparts, each of which will be deemed an original and the counterparts will constitute one and the same instrument and may be sufficiently evidenced by any one counterpart.

17.10 Use and Form of Words. Whenever any words are used herein in the masculine gender, they will be construed as though they were also used in the feminine gender in all cases where that gender would apply, and vice versa. Whenever any words are used herein in the singular form, they will be construed as though they were also used in the plural form in all cases where the plural form would apply, and vice versa.

17.11 Headings. Headings to Articles and Sections are inserted solely for convenience and reference, and in the case of any conflict, the text, rather than the headings, shall control.

17.12 Governing Law. The Plan will be governed by and construed according to the federal laws governing employee benefit plans qualified under the Code and according to the laws of the state of West Virginia where such laws are not in conflict with the federal laws.